UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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PHI, Inc.

(Name of Registrant As Specified In Its Charter)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2011
INFORMATION STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
ELECTION OF DIRECTORS
STOCK OWNERSHIP
EXECUTIVE COMPENSATION
Grants of Plan-Based Awards in Fiscal 2010
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
RELATIONSHIP WITH REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS
OTHER MATTERS

PHI, Inc.
2001 SE Evangeline Thruway
Lafayette, Louisiana 70508

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 5, 2011

To the Holders of Voting Common Stock of PHI, Inc.:

The 2011 Annual Meeting of Stockholders of PHI, Inc. (“PHI”) will be held at Lafayette Hilton & Towers (Magnolia Room), 1521 West Pinhook Road, Lafayette, Louisiana, on Tuesday, May 5, 2011, at 8:00 a.m., local time, to:

1. Elect directors.

2. Ratify the appointment of Deloitte & Touche as PHI’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

3. Transact such other business as may properly be brought before the meeting or any adjournments thereof.

Holders of record of PHI’s voting common stock at the close of business on April 8, 2011 are entitled to notice of and to vote at the meeting.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors

Michael J. McCann
Secretary

Lafayette, Louisiana
April 15, 2011

Important Notice Regarding the Availability of materials for the Annual Meeting to be held on May 5, 2011: The Company’s Information Statement and Annual Report to Shareholders for the fiscal year ended December 31, 2010 are available at www.proxydocs.com/phii.

PHI, Inc.
2001 SE Evangeline Thruway
Lafayette, Louisiana 70508

INFORMATION STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

May 5, 2011

This Information Statement is furnished to holders of voting common stock (“Voting Stock”) of PHI, Inc. (“PHI” or “the Company”) at the direction of its Board of Directors (the “Board”) in connection with the Annual Meeting of Stockholders of PHI (the “Meeting”) to be held on May 5, 2011, at the time and place set forth in the accompanying notice and at any adjournments thereof.

Holders of record of Voting Stock at the close of business on April 8, 2011 are entitled to notice of and to vote at the Meeting. On that date, PHI had outstanding 2,852,616 shares of Voting Stock, each of which is entitled to one vote, and 12,458,992 shares of non-voting common stock, none of which are entitled to vote at the Meeting.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is first being mailed to stockholders on or about April 15, 2011. The cost of preparing and mailing the statement will be borne by PHI. Banks, brokerage houses and other nominees or fiduciaries will be requested to forward the material to their principals, and PHI will, upon request, reimburse them for their expenses in so doing.

ELECTION OF DIRECTORS

Our Amended and Restated By-Laws (the “By-laws”) establish the number of directors constituting the Board and to be elected at the Meeting at six. Al A. Gonsoulin, our Chairman of the Board and Chief Executive Officer, holds more than a majority of PHI’s outstanding Voting Stock, and his vote alone is sufficient to decide all matters to be voted on at the Meeting. Mr. Gonsoulin has informed PHI that he intends to vote all of his shares for (i) the election of the six persons identified below who have been nominated to serve on our Board; and (ii) ratifying the appointment of Deloitte & Touche as our independent registered public accounting firm for the fiscal year ending December 31, 2011. As a result, the outcome of those votes is assured, no matter how the other holders of Voting Stock vote their shares. In the unanticipated event that one or more nominees cannot be a candidate at the Meeting, or is unwilling to serve, the By-laws provide that the number of authorized directors will be reduced automatically by the number of such nominees unless the Board, by a majority vote of the entire Board, selects an additional nominee.

Nomination of Directors

The Board does not have a nominating committee or other committee performing similar functions. The Marketplace Rules of the NASDAQ Stock Market (“NASDAQ”) provide that a “controlled company” is exempt from having its director nominees selected by a nominating committee. A controlled company is defined, in part, as a company of which more than 50% of the voting power is held by an individual. As Mr. Gonsoulin owns over 50% of the Company’s Voting Stock, PHI is a “controlled company” within the definition of the NASDAQ Marketplace Rules, and the Board believes that it is appropriate for PHI not to have a nominating committee. The full Board does, however, approve all nominees, and a stockholder who wishes for the Board to consider an individual as a director nominee should communicate that desire in writing to the Chairman of the Board at the Company’s address. Similarly, a stockholder who wishes to communicate with the Board on any other subject should direct such communication to the Secretary of the Company at the Company’s address. The Secretary will be responsible for disseminating all such communications to the Board, or to a specific member of the Board, as appropriate, depending on the facts described in such communication.

In addition to suggesting candidates to the Board, stockholders may nominate candidates directly by following the Board nomination procedure set forth in the By-laws. Under this procedure, a stockholder wishing to make a nomination must provide written notice to the Company’s Secretary containing all information about the proposed nominee required by Regulation 14A under the Securities Exchange Act of 1934, including his or her name, age, business and residence address, principal occupation or employment, class and number of shares beneficially owned and entitled to vote at the meeting, and such nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected. Also, the stockholder must include his or her own name, address, and class and number of shares beneficially owned and entitled to vote at the meeting. Upon receipt of a stockholder’s nomination, our Secretary will appoint two independent inspectors to determine whether these procedures were satisfied. To be timely, a stockholder’s notice must be addressed to the Secretary, and delivered to us, or mailed and received by us not less than 45 nor more than 90 days before the meeting. If we provide less than 55 days notice of the meeting, that deadline is extended until the close of business on the 10th day following the date notice was given.

Our Board identifies potential nominees for director, other than current directors standing for re-election, through business and other contacts. Our Board does not have a formal policy with regard to the consideration of director candidates nominated by our other stockholders. Our Board primarily considers a nominee’s business experience, career positions held and particular areas of expertise and whether the nominee and would contribute to the diversity of experience and skills of our Board as a whole. There is no difference in the manner in which the Board evaluates nominees for director based on whether the nominee is recommended by a stockholder or by a member of our Board.

Information about Directors and Executive Officers

The following table sets forth certain information as of April 8, 2011, with respect to each candidate nominated by the Board. All director nominees were recommended by our Chairman of the Board. The information below includes the specific experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director, and includes any directorships of public companies held during the past five years. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. Our Board has determined, using criteria established by NASDAQ and the Securities and Exchange Commission (the “SEC”), that each director nominee other than Messrs. Bospflug and Gonsoulin is independent.

		Year First
		Became a
Name and Age	Principal Occupation or Position	Director

Directors and Nominees
Al A. Gonsoulin, 68	Chairman of the Board and Chief Executive Officer of PHI	2001
Lance F. Bospflug, 56	President and Chief Operating Officer of PHI	2001
Arthur J. Breault, Jr., 71	Tax lawyer and consultant	1999
C. Russell Luigs, 78	Consultant	2002
Richard H. Matzke, 74	Consultant	2002
Thomas H. Murphy, 56	Member, Murco Oil & Gas, LLC (oil & gas production and investments)	1999

MR. AL A. GONSOULIN, Chairman and Chief Executive Officer of PHI, has been Chairman since September 2001, when he acquired a controlling interest in PHI. He was appointed Chief Executive Officer of PHI following the resignation of Mr. Lance Bospflug in May 2004. Prior to joining PHI, Mr. Gonsoulin was President of Sea Mar, a division of Nabors Industries.

Mr. Gonsoulin has spent his career working in the oil and gas industry worldwide. He is well acquainted with both major and independent drilling and production companies. He founded Sea Mar, a vessel company serving the offshore oil and gas industry worldwide, which he later sold. Mr. Gonsoulin’s experience is and has been essential to the positioning of PHI for long term performance.

MR. LANCE F. BOSPFLUG joined PHI in October 2000 as President and was appointed Chief Executive Officer in August 2001. Before joining PHI he was Chief Financial Officer, and from 1999 to 2000 Chief Executive Officer, of T.L. James & Company, Inc. Mr. Bospflug resigned as President and Chief Executive Officer of PHI in May 2004, and was self-employed until August 2008 when he was employed by PHI for special projects, reporting directly to Mr. Gonsoulin. On February 23, 2009, Mr. Bospflug was appointed Chief Operating Officer, and effective April 1, 2010, he was appointed President.

Mr. Bospflug has significant leadership experience at our company, providing him with a comprehensive knowledge of our business and industry, and was also Chief Executive Officer at T.L. James & Company, a construction company performing various highway and bridge construction projects. His experience as a chief financial officer also gives him a strong background in financial and accounting matters. Mr. Bospflug’s career has provided the managerial, strategic, and financial experience necessary to develop and execute our strategic plans.

MR. ARTHUR J. BREAULT, JR. was a partner with Deloitte & Touche LLP for more than 16 years concentrating in tax matters. Since that time, Mr. Breault has been self-employed as a tax attorney. He also has had a distinguished career with the Internal Revenue Service primarily focused on complex tax issues. Additionally, he is an attorney and a member of the Massachusetts and Louisiana Bars.

Mr. Breault’s career with the Internal Revenue Service and with an international public accounting firm provides him with extensive and in-depth knowledge in accounting, financial and tax matters in a wide range of industries. He has published numerous articles with respect to complex tax issues and has had numerous speaking engagements. Mr. Breault also serves as Chairman of the Compensation Committee.

MR. C. RUSSELL LUIGS retired from GlobalSantaFe, Inc. in September 2002. He was President and Chief Executive Officer of Global Marine from the time he joined that company in 1977 until 1998. Prior to joining Global Marine, Mr. Luigs was President and Chief Operating Officer of U.S. Industries, which he joined as a petroleum engineer in 1957. He was also Chairman of the Board of Global Marine from 1982 until 1999, and Chairman of the Executive Committee of the Board of Global Marine from 1999 until its merger with Santa Fe International Corporation in 2001. He continued as Director of GlobalSantaFe until May 2005.

Mr. Luigs has had a career primarily in the offshore drilling industry and also has extensive experience throughout the oil and gas industry. Having been the Chief Executive Officer of Global Marine, a public company providing offshore drilling services primarily in the Gulf of Mexico, offshore West Africa and the North Sea, for over 20 years, he has a comprehensive understanding of the operational, financial and strategic issues affecting PHI. Mr. Luigs brings to the Board demonstrated ability at the most senior levels of a public company.

MR. RICHARD H. MATZKE retired from ChevronTexaco, Corp. in February 2002, where he had served as Vice Chairman of the Board since January 2000 and as a member of the Board since 1997. From November 1989 through December 1999, Mr. Matzke served as President of Chevron Overseas Petroleum Inc., where he was responsible for directing Chevron’s oil exploration and production activities outside of North America. Mr. Matzke was employed by Chevron Corporation and its predecessors and affiliates from 1961 through his retirement in 2002. From 2002 to 2010 Mr. Matzke served as a director of LUKOIL, one of Russia’s largest oil companies with operations worldwide. Since his retirement from ChevronTexaco, he has provided consulting services to companies in the oil and gas industry.

Mr. Matzke’s extensive career with ChevronTexaco, a publicly-traded major international oil and gas company, provides operational, financial and strategic experience critical to addressing the issues affecting the Company. Mr. Matzke’s experience also brings to the Board a demonstrated ability at the most senior levels of a public company.

MR. THOMAS H. MURPHY has been a co-owner and the manager of Murco Oil and Gas LLC, a company with interests in oil and gas exploration and production onshore in the U.S., for the last ten years. He is the former president of Murco Drilling Corporation, a U.S. onshore drilling contractor specializing in drilling oil and gas wells throughout the Gulf Coast at depths ranging from 10,000 to 25,000 feet, which was sold in 1998. Among other civic and charitable activities, Mr. Murphy has been Treasurer and is currently Chairman of the Investment Committee for the LSU Health Sciences Foundation — Shreveport. He holds an MBA from Emory University and has twice completed the Stanford Law School Directors’ College Program for directors and senior executives of publicly traded companies. Mr. Murphy is a member of the National Association of Corporate Directors and he is a past member of Young Presidents’ Organization.

Mr. Murphy has been responsible for developing and implementing successful strategies for companies in the oil and gas industry, and has extensive experience addressing operational, financial and accounting matters. He has a deep understanding of the oil and gas industry and of issues facing public companies and their boards. Mr. Murphy also serves as Audit Committee Chairman.

The following table sets forth certain information as of April 8, 2011 with respect to our executive officers who do not serve on our Board.

		Year First
		Became an
Name and Age	Principal Position	Executive Officer

Executive Officers
Michael J. McCann, 63	Chief Financial Officer and Secretary(1)	1998
Richard A. Rovinelli, 63	Chief Administrative Officer and Director of Human Resources(2)	1999
David F. Stepanek, 45	Director of Corporate Business Development(3)	2011

(1)	Mr. McCann has served as Chief Financial Officer since November 1998 and our Secretary since March 2002. He previously served as our Treasurer from November 1998 to May 2007. From January 1998 to October 1998, he was the Chief Financial Officer for Global Industries Ltd. and Chief Administrative Officer from July 1996 to January 1998. Prior to that, he was Chief Financial Officer for Sub Sea International, Inc. Mr. McCann is a Certified Public Accountant.

(2)	Mr. Rovinelli joined us in February 1999 as Director of Human Resources and became our Chief Administrative Officer in December 1999. Mr. Rovinelli previously served as Manager, Human Resources for Arco Alaska, Inc., Headquarters Staff Manager, Human Resource Services, Arco Oil and Gas Company, as well as numerous other positions within Arco.

(3)	Mr. Stepanek became our Director of Corporate Business Development in January 2011. He previously served as Director of Special Projects from May 2010 until assuming his new position. Prior to joining PHI he served as Chief Marketing Officer for The Era Group from March 2007 until March of 2010. Prior to joining The Era Group, he spent nearly 20 years with Sikorsky Aircraft in various roles, including technical services, customer service, sales and marketing.

Meetings of the Board

During the year ended December 31, 2010, the Board held five meetings (one by telephone conference). Each incumbent director attended at least 75% of the aggregate number of Board and Committee meetings of which he was a member.

The Board does not have a policy regarding Board member attendance at the annual stockholders meeting, but such meeting is normally held in conjunction with a regularly scheduled Board meeting in order to make attendance at both convenient. All Board members attended the 2010 annual meeting.

Board Committees

Our Board has an Audit Committee, whose current members are Messrs. Breault, Luigs, Matzke and Murphy (Chairman). This committee held four meetings during 2010.

The functions of the Audit Committee include:

•	Appoints (subject to shareholder ratification) the Company’s independent auditor, and is directly responsible for the compensation and oversight of the work of the independent auditor, who reports directly to the Audit Committee

•	Oversees the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements

•	Oversees the independence of the Company’s independent auditor

•	Pre-approves all audit and permitted non-audit services provided by the independent auditor

•	Oversees the work of the internal audit department and the director of the internal audit department, who reports directly to the Audit Committee

•	Establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters

•	Reviews and approves all related party transactions

•	Performs the functions described in the Audit Committee Report included in this information statement

•	Performs the other functions described in the committee’s charter

Because PHI is a “controlled company” within the definition of the NASDAQ Marketplace Rules, it is not required to have a compensation committee. Nevertheless, our Board has a Compensation Committee, whose current members are Messrs. Breault (Chairman), Luigs, Matzke, and Murphy. This committee met four times during 2010.

The functions of the Compensation Committee include:

•	Determines the compensation of our executive officers

•	Determines awards under our annual incentive plan

•	Reviews and recommends to the Board changes in significant benefit plans

•	Oversees our assessment of whether our compensation practices are reasonably likely to expose our Company to material risks

•	Performs the other functions described in the committee’s charter

The Audit Committee and Compensation Committee charters can be found at this web site: www.phihelico.com.

For the reasons discussed above under the caption “Nomination of Directors,” the Board does not have a nominating committee.

Board Leadership Structure

Our Board consists of six directors, four of whom have been determined to be independent under the criteria established by NASDAQ and the SEC. Mr. Gonsoulin serves as both Chairman of the Board and as Chief Executive Officer of our Company, which our Board believes is in the best interests of our Company and our stockholders. Mr. Gonsoulin has strong leadership abilities and possesses an in-depth knowledge of the issues and challenges facing our Company and our industries. Accordingly, we believe he is best positioned to direct the Board’s attention to the most appropriate matters. He also holds a majority of our voting common stock, which aligns his interests with those of the rest of our stockholders in most instances.

Our Board has an audit committee consisting entirely of independent directors. Because PHI is a “controlled company” within the definition of the NASDAQ rules, it is not required to have a compensation committee. Nevertheless, the Board has established a compensation committee, also consisting entirely of independent directors, which, among other things, sets compensation for Mr. Gonsoulin and the Company’s other executive officers.

Our Board believes that our Company’s corporate governance practices establish an appropriate framework for our directors to provide independent, objective and effective oversight of management. Two-thirds of our directors are independent, and we have independent audit and compensation committees. The audit committee has the power and authority to engage independent legal or other advisors as it may deem necessary, and the compensation committee has the power and authority to engage compensation consultants, without consulting or obtaining the approval of the full Board or management. Our independent directors meet in executive session after each audit committee meeting, chaired by our audit committee chairman. The Board understands that some people are of the opinion that having a “lead independent director” enhances the ability of the Board to act independently of management; however, after having considered that alternative, our Board has concluded that its current leadership structure is working effectively to achieve that objective without designating a lead independent director.

Board’s Role in Oversight of Risk Management

Our Board’s goal is to have systems and processes in place to bring to its attention the material risks facing our Company and to permit the Board to effectively oversee the management of these risks. As reflected in our Code of Ethics and Business Conduct Policy, our Board seeks to establish a “tone at the top” communicating our Board’s strong commitment to ethical behavior and compliance with the law. In furtherance of these goals, our Board regularly includes agenda items at its meetings relating to risk oversight. For example, senior managers of the Company regularly make presentations regarding safety, financial matters, labor matters, litigation, succession planning and regulatory obligations, among other things. Our Board also sets and regularly reviews quantitative and qualitative authority levels for management. Further, our Board oversees the strategic direction of our Company, and in doing so considers the potential rewards and risks of our Company’s business opportunities and challenges, and monitors the development and management of risks that impact our strategic goals.

While risk oversight is a full Board responsibility, we also empower our Board committees to address risk oversight in their respective areas and regularly report on their activities to our full Board. For example, our Compensation Committee assesses risks related to compensation and our Audit Committee is directly responsible for the appointment, compensation and oversight of our independent auditors, and regularly reviews our disclosure controls and procedures and internal control over financial reporting. Our Audit Committee also reviews and approves all related party transactions. Our Director of Internal Audit reports to and regularly meets in executive session with our Audit Committee.

Director Compensation

During 2010, each director other than Mr. Gonsoulin and Mr. Bospflug received an annual retainer of $50,000. Additionally, each such director received a meeting fee of $8,000 for each Board meeting and $5,000 for each Committee meeting attended in person and $1,000 for each meeting attended by telephone. Committee chairs received an additional $2,000 per meeting. Director compensation is determined by reviewing compensation levels at similar size companies.

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2010.

	Fees earned or	All Other
	paid in cash	Compensation	Total
Name(1)(2)	($)	($)	($)

Arthur J. Breault, Jr.	131,000	0	131,000
C. Russell Luigs	123,000	0	123,000
Richard H. Matzke	123,000	0	123,000
Thomas H. Murphy	131,000	0	131,000

(1)	Al A. Gonsoulin, the Company’s Chairman of the Board and Chief Executive Officer, is not included in this table as he is an employee of the Company and receives no compensation for his service as director.

(2)	Lance F. Bospflug, the Company’s President and Chief Operating Officer, is not included in this table as he is an employee of the Company and receives no compensation for his service as director.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% stockholders to file with the SEC reports of ownership and changes in ownership of our equity securities. Based solely on a review of copies of such forms, or written representations that no filings were required, we believe that all reports were filed on a timely basis during fiscal 2010.

STOCK OWNERSHIP

Stock Ownership of Directors and Executive Officers

The following table sets forth certain information concerning the beneficial ownership of each class of outstanding PHI common stock as of April 8, 2011 held by (a) each director and nominee for director of PHI, (b) each executive officer identified below under “Named Executive Officers” and (c) all directors and executive officers of PHI as a group, determined in accordance with Rule 13d-3 of the SEC. Unless otherwise indicated, the securities shown are held with sole voting and investment power, and are not pledged.

		Amount and Nature
	Class of PHI	of Beneficial	Percent
Name of Beneficial Owner	Common Stock	Ownership	of Class

Directors and Nominees
Al A. Gonsoulin	Voting	1,701,580	59.6%
	Non-Voting	531,000	4.3%
Lance F. Bospflug	Voting	0	*
	Non-Voting	0	*
Arthur J. Breault, Jr.	Voting	0	*
	Non-Voting	5,060	*
C. Russell Luigs	Voting	10,000	*
	Non-Voting	10,000	*
Richard H. Matzke	Voting	0	*
	Non-Voting	0	*
Thomas H. Murphy	Voting	6,000	*
	Non-Voting	10,000	*
Named Executive Officers(1)
Michael J. McCann	Voting	0	*
	Non-Voting	0	*
Richard A. Rovinelli	Voting	0	*
	Non-Voting	0	*
William P. Sorenson	Voting	0	*
	Non-Voting	0	*
All directors and executive officers as a group (9 persons)	Voting	1,717,580	60.2%
	Non-Voting	556,060	4.5%

*	Less than one percent.

(1)	Information on Mr. Gonsoulin’s and Mr. Bospflug’s ownership is included under “Directors and Nominees” above.

Stock Ownership of Certain Beneficial Owners

The following table shows the number of shares of PHI voting and non-voting common stock beneficially owned as of April 8, 2011 by persons known by us to beneficially own more than 5% of the outstanding shares of PHI’s voting or non-voting common stock, determined in accordance with Rule 13d-3 of the SEC. The information in the table is based on a review of such holders’ filings of Schedules 13D and 13G and Form 13F with the SEC.

Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

		Amount and Nature
	Class of PHI Common	of Beneficial		Percent
Name and Address of Beneficial Owner	Stock	Ownership		of Class

Al A. Gonsoulin
2001 S.E. Evangeline Thruway	Voting	1,701,580		59.6%
Lafayette, Louisiana 70508	Non-Voting	531,000		4.3%
West Face Capital, Inc. 2 Bloor Street East, Suite 810	Voting	0		*
Toronto, Ontario M4W 1A8	Non-Voting	3,701,491		22.3%
Wells Fargo and Company
420 Montgomery Street	Voting	201,764	(1)	7.1%
San Francisco, CA 94104	Non-Voting	1,116,604		9.0%
Franklin Resources, Inc.
One Franklin Parkway	Voting	0		*
San Mateo, CA 94403	Non-Voting	1,106,699		8.9%
Dimensional Fund Advisors LP
1299 Ocean Avenue	Voting	0		*
Santa Monica, CA 90401	Non-Voting	946,581	(2)	7.6%
Kensico Capital Management Corporation
55 Railroad Avenue, 2nd Floor	Voting	254,279	(3)	8.9%
Greenwich, CT 06830	Non-Voting	0		*
Woodbourne Partners, L.P.
200 N. Broadway, Suite 825	Voting	218,711	(4)	7.7%
St. Louis, Missouri	Non-Voting	0		*

*	Less than five percent.

(1)	Wells Fargo and Company has sole voting power with respect to 183,189 of these shares and sole investment power with respect to 201,764 shares.

(2)	Dimensional Fund Advisors LP has sole voting power with respect to 918,514 of these shares and sole investment power with respect to 946,581 of these shares.

(3)	Kensico Capital Management Corporation has shared voting power with respect to all of these shares with its clients as an investment advisor.

(4)	John D. Weil, the president, sole director and sole stockholder of Clayton Management Company, the general partner of Woodbourne Partners, L.P., has sole voting and investment power with respect to these shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The objective of our executive compensation policy is to:

•	Produce long-term success for our stockholders

•	Align executive incentive compensation with the company’s annual and long-term goals

•	Provide competitive compensation and benefits to attract, retain, and motivate top quality executives

These objectives strive to reward the achievement of goals tailored to the executive’s area of responsibility and recognize individual leadership.

Compensation for our executive officers includes base salary, an annual incentive opportunity, long-term equity compensation and a deferred compensation plan. The executives also participate in benefit plans generally available to our other salaried employees, including our 401(k) plan and health, dental, and life insurance.

Process

The executive compensation program is administered by the Compensation Committee of the Board in accordance with the Compensation Committee’s charter.

The Compensation Committee has retained FreeGulliver, LLC (“FreeGulliver”) as an independent compensation consultant regarding executive compensation matters. As an advisor, FreeGulliver is retained directly by the Compensation Committee. All assignments given to FreeGulliver are made by the Compensation Committee, and the Compensation Committee has the ability to terminate FreeGulliver’s services at any time.

The Compensation Committee retained FreeGulliver to provide the following compensation consulting services on an ongoing basis:

•	Provide peer group compensation data to assist the Committee in establishing executive compensation

•	Assist in the formulation of annual incentive-based awards

•	Make recommendations regarding competitive compensation levels

•	Facilitate a leadership succession process

In 2010, the Compensation Committee also retained Free Gulliver to make recommendations on long-term equity compensation grants to be added to our executive compensation program.

The Compensation Committee relies on Towers Watson surveys for competitive compensation analysis, which is compiled for the Compensation Committee by FreeGulliver. The Committee also reviews data from a small group of peer companies selected by FreeGulliver. The compensation analysis also considers the scope and nature of managerial responsibility and reporting relationships. The Compensation Committee reviews the comparison data and recommends salary rates for the upcoming year. The Committee has also established an annual incentive plan, described below.

The Compensation Committee reviews and approves all compensation for our executive officers. Except with respect to his own compensation, the CEO may make adjustments to the compensation based on an individual’s performance and contributions to the Company’s performance, subject to reporting any such adjustments to the Compensation Committee. The compensation of the CEO is determined by the Compensation Committee.

Elements of Executive Compensation

Our executive compensation is a mix of base salary, annual incentive compensation, long-term equity compensation, deferred compensation and employee benefits. It is the objective of this mix of components to instill in our executives the importance of achieving our business goals and thereby increase stockholder value.

Salary.  Salary is based generally upon the level of responsibility of each executive officer and the individual’s prior performance. Salary levels are generally targeted at the weighted average of the 60th percentile of salaries paid by companies included in the broad Towers Watson surveys in three sub-groups: companies with 1,000 to 4,999 employees; companies with sales of $250 million to $999 million; and companies with 1,000 to 4,999 employees in the south Central Region (which includes Louisiana, Texas, Utah, Colorado, Arizona, New Mexico, Oklahoma and Arkansas). In determining the 60th percentile weighted average, the sub-group based on sales is weighted 66 2/3% and the two other employee-based sub-groups are each weighted 16 2/3%. The identities of the over 2,000 companies included in the Towers Watson surveys are not provided to or considered by the Committee.

The Committee also reviewed data on the executive compensation levels and practices of the following industry “peer” companies: Offshore Logistics, Inc., SEACOR Holdings, Inc., Air Methods Corp. and CHC Helicopter Corporation in order to ensure that the compensation levels reflected in the Towers Watson surveys are generally in line with competitive compensation practices in the industry.

Base salaries are approved by the Committee after consideration of the data described above and the recommendation of FreeGulliver. Base salaries also provide the foundation upon which the annual incentive opportunities are established. The Committee approved increases in base salary for the Company’s executive officers in 2008 for 2009 consistent with the foregoing. The 2009 increases were deferred and did not take effect until 2010.

Annual Incentive Compensation.  The Committee approved a Senior Management Bonus Plan (the “Annual Incentive Plan” or “AIP”) in 2004, in which the Company’s executive officers participate. As implemented by the Committee, the annual incentive opportunities are based on the position and scope of responsibilities of the executive. This is used to provide a targeted percentage of base salary that may be awarded in the form of an incentive bonus at three levels — a threshold, a business plan, and a stretch level — based upon achieving financial targets. The calculated bonus levels based on financial results will be subject to adjustment for safety performance.

The potential award for the CEO and COO ranged from 0% if “threshold” goals were not met, to 40% for meeting “threshold” objectives, to 70% for meeting “business plan” objectives and 100% for meeting the “stretch” objectives, adjusted either upwards or downwards based on the achievement of safety related targets. The range for our CFO and CAO was 0% if “threshold” goals were not met, 25% for “threshold” objectives, 45% for “business plan” objectives, and 65% for “stretch” objectives, adjusted either upwards or downwards based on the achievement of certain safety related targets. For 2010, the Compensation Committee set the financial performance objective of pre-tax income excluding gains on aircraft sales at $27 million (25% below “business plan”) (“threshold” level), $36 million (“business plan” level), and $45 million (25% above “business plan”) (“stretch” level). The AIP provides for a downward adjustment of up to 100% if targeted safety goals are not met, and an upward adjustment of up to 30% for excellent safety results. Our non-executive employee plan excludes the effect of financial transactions in calculating pre-tax income, and we have in practice followed the non-executive employee plan provisions in calculating pre-tax income under the executive/senior management plan also. As a result, reported 2010 pre-tax income of $14.6 million was adjusted by adding $9.5 million for debt restructuring charges and $3.2 million for additional accrued interest for the senior notes issued in 2010 and deducting gain on aircraft sales of $0.05 million. This calculation produced 2010 adjusted pre-tax income excluding gains on aircraft sales of $27 million, which reached the “threshold” level under the plan. Also, the earnings target is net of any payments made under all of our annual incentive plans. Our reported 2010 pre-tax income included the accrual for incentive compensation expense. The incentive compensation accrual was allocated among our business units by allocating 100% of the amount payable at the threshold level to the segment achieving its performance goals, and the remaining amount was allocated pro rata among the remaining business units, including the senior management unit, which includes the named executive officers. The calculation for the named executive officers for 2010 resulted in a reduction of approximately 40% of the amount they would otherwise have received at the threshold level. Our safety performance resulted in no adjustment to the amounts paid to the executive officers under the plan. Safety targets are set to a very high standard and are difficult to achieve.

Mr. Sorenson, our former Director of Corporate Business Development, did not participate in the AIP for 2010, but was paid $78,300 for 2010, which was in lieu of AIP participation and any equity grant.

With respect to senior management other than the CEO, the CEO can modify the AIP award based upon accomplishment of certain Company financial goals as well as departmental goals and a subjective evaluation of the individual’s contributions to the Company, subject to reporting such adjustments to the Committee. For 2010, no adjustments were made.

The AIP provides that one-half of any award is paid to the executive on or about the end of the first calendar quarter of the calendar year following the year with respect to which the award is determined, with the other half paid equally over the next three years at the anniversary dates of the first payment, assuming the executive’s employment continues; provided that the executive will receive these amounts if he dies, retires or becomes disabled. This structure incorporates a retention aspect and a longer-term focus to the annual incentive award.

Officers’ Deferred Compensation Plan.  Certain highly compensated executives have been approved by the Compensation Committee to participate in the Officers’ Deferred Compensation Plan (“ODP”), which allows the executive to tax-defer up to 25% of base salary and up to 100% of any bonuses and save those amounts for retirement. The Company does not contribute to the ODP, and it is a funded, nonqualified deferred compensation plan under ERISA. It is maintained, interpreted and administered in accordance with Internal Revenue Code Section 409A and applicable regulations and rulings. A separate account is established for each participant’s deferred compensation and is deemed invested in securities chosen by each participant from a list of available investment choices. Accounts are periodically adjusted for gains or losses to reflect the investment performance of the eligible securities and any payments made to a participant under the ODP.

Except as otherwise provided in the ODP, the value of a participant’s account is distributed at a designated future date, or at termination of employment or retirement, in either a single lump sum payment or in annual installments (not to exceed 20 installments), as designated by the participant.

Equity Compensation.  For the first time in many years, the Committee included long-term equity compensation as a component of our executive compensation program in 2010. The purpose of the long-term equity component is to:

•	enhance the attraction and retention of high-potential talent within the Company;

•	more closely align the participant group with shareholder value; and

•	reward executive and senior management leadership and individual/department performance which enhances the company’s financial performance, and the achievement of both its business objectives and long-term strategies.

FreeGulliver advised the Committee on the structure of the new long-term equity compensation. FreeGulliver provided the Committee with general information as to the equity compensation practices of SEACOR Holdings, Inc., Hornbeck Offshore Services, Inc., Bristol Group and Air Methods, Inc., indicating that each of these peer companies included equity in its compensation programs. The Committee also considered the grant sizes reflected in the average of the Towers Watson survey companies as described above under “Compensation Discussion and Analysis — Elements of Executive Compensation — Salary.” As with salary, the Committee targeted equity grants with a total value generally equal to the 60th percentile of long-term incentives granted by the companies included in the Towers Watson survey groups described above. The valuation was based on a possible grant of restricted stock units, two-thirds of which would be a retention component that would vest based on continued employment and one-third of which would be a performance component that would vest based upon the satisfaction of pre-established performance criteria.

In 2010 the Committee approved the grants that comprised the retention component of the long-term equity incentive program. The grant was made under the 1995 Incentive Compensation Plan in the form of time-vested restricted stock units payable upon vesting on January 1, 2013 in non-voting common stock. The Committee agreed that this grant was crucial to our ability to retain and attract key management personnel. The Committee’s intention was to use a three-year cliff vesting period, but credit was given for service during 2010 prior to the equity program being finalized. The units will vest earlier in the event of death, disability, retirement at age 65 or later or upon a change of control. Dividend equivalents will be paid on the restricted stock units at the time of vesting of the units.

No decision has been made by the Committee as to the future grant of additional performance-based restricted stock units.

Retirement Payment.  In 2010, in recognition of his more than 15 years of service to the Company, the Company agreed to provide retirement benefits to William P. Sorenson in connection with his retirement in early 2011. The terms of these benefits and the agreement entered into with Mr. Sorenson are described under “Executive Compensation — Payments Upon Termination.”

Other Benefits.  All executives are eligible for the same insurance and welfare benefits (e.g., Medical Insurance, Dental Insurance, 401(k), Long-term Disability, Life and AD&D Insurance, AFLAC, etc.) as other employees in the Company, except that a newly hired executive is credited with having completed five years of Company service at his/her hire date for the purposes of calculating the amount of vacation days credited each year.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2010 with management. Based on such reviews and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Information Statement on Schedule 14C.

By the members of the Compensation Committee:

Arthur J. Breault, Jr., Chairman
C. Russell Luigs
Richard H. Matzke
Thomas H. Murphy

Summary Compensation Table for Fiscal 2010

The table below summarizes the total compensation paid to or earned by each of our executive officers for the fiscal years ended December 31, 2010, 2009 and 2008. We have not entered into employment agreements with any of our executive officers.

				Non-equity	All Other
				incentive plan	Compen-
Name and			Stock Awards	Compensation	sation(3)	Total
Principal Position	Year	Salary ($)	($)(1)	($)(2)	($)	($)
Al A. Gonsoulin	2010	646,301	0	149,131	23,152	818,584
Chairman of the Board and	2009	569,520	0	0	23,152	592,672
Chief Executive Officer	2008	586,731	0	70,512	23,936	681,179
Lance F. Bospflug(4)	2010	523,455	1,356,091	124,390	15,833	2,019,769
President and Chief Operating Officer	2009	427,140	0	0	3,302	430,442
Michael J. McCann	2010	275,074	275,222	39,446	19,042	608,783
Chief Financial Officer	2009	264,420	0	0	16,238	280,658
and Secretary	2008	264,029	0	19,831	16,081	299,941
Richard A. Rovinelli	2010	255,964	256,539	36,767	15,512	564,832
Chief Administrative Officer and	2009	235,040	0	0	14,568	249,608
Director of Human Resources	2008	234,692	0	17,628	14,421	266,741
William P. Sorenson(5)	2010	234,453	0	0	96,375 (6)	330,828
Director of Corporate	2009	239,605	0	0	14,829	254,434
Business Development	2008	222,958	0	16,746	13,390	253,094

(1)	Restricted stock units valued based on the aggregate grant date fair value for accounting purposes at the closing price per share of our non-voting common stock on the date of grant, which was $19.36.

(2)	Represents awards under the Annual Incentive Plan, discussed in further detail above under the heading “Annual Incentive Compensation” in “Compensation Discussion and Analysis.” Fifty percent of the award is paid early in the following year and the rest is paid in three equal installments over the next three years, subject to continuation of employment, or if the executive dies, retires or is permanently disabled.

(3)	The amounts shown in this column for 2010 reflect for each named executive officer:

• Matching contributions allocated by the Company to each of the named executive officers for the 401(k) Retirement Plan. Includes Mr. Gonsoulin $14,700; Mr. Bospflug $12,531; Mr. McCann $14,700; Mr. Rovinelli $11,518; and Mr. Sorenson $14,067.

• The cost to the Company of Term Life and Disability Insurance coverage provided by the Company including the cost of Life Insurance exceeding $50,000.

(4)	Mr. Bospflug became Chief Operating Officer in February 2009 and President in April 2010.

(5)	Mr. Sorenson retired on January 3, 2011.

(6)	This amount also includes a payment of $78,300 in lieu of any 2010 annual cash incentive compensation or equity compensation. See “Payments upon Termination” for additional information about amounts Mr. Sorenson has or will receive in connection with his retirement in 2011.

Grants of Plan-Based Awards in Fiscal 2010

		Estimated future payouts under non-			All Other Stock	Grant Date Fair
		equity incentive plan awards(1)(2)			Awards: Number of	Value of Stock and
					Shares of Stock or	Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Units(3)	($)(4)
Al A. Gonsoulin	N/A	258,520	452,411	646,301	—	—
Lance F. Bospflug	N/A	209,382	366,419	523,455	70,046	1,356,091
Michael J. McCann	N/A	68,769	123,783	178,798	14,216	275,222
Richard A. Rovinelli	N/A	63,991	115,184	166,377	13,251	256,539
William P. Sorenson	N/A	—	—	—	—	—

(1)	The Company’s Annual Incentive Bonus Plan (AIP) for executives is based on annual financial performance, adjusted by certain safety related targets. Actual payouts will be nil if financial performance goals are not obtained. For additional information about the AIP, see the discussion under the heading “Annual Incentive Compensation” in “Compensation Discussion and Analysis” above.

(2)	Amounts earned under the AIP in a calendar year are payable 50% in the next year and 50% equally over the next three years, subject to continuation of employment, or if the executive dies, retires or is permanently disabled.

(3)	Scheduled to vest on January 1, 2013 or earlier in the event of death, disability, retirement at age 65, or a change of control.

(4)	Grant date fair value is computed in accordance with FASB ASC Topic 718 and is based upon the closing price of $19.36 on November 5, 2010, the date of grant.

The following table describes the outstanding equity awards held by the Named Executive Officers at December 31, 2010.

Outstanding Equity Awards at 2010 Fiscal Year End

	Stock Awards
	Number of Shares or	Market Value of Shares
	Units of Stock that	or Units of Stock that
Name	Have Not Vested(1)	Have Not Vested(2)

Al A. Gonsoulin	—	—
Lance F. Bospflug	70,046	$1,319,666
Michael J. McCann	14,216	267,829
Richard A. Rovinelli	13,251	249,648
William P. Sorenson	—	—

(1)	These restricted stock units will vest on January 1, 2013, if the executive remains employed by our Company on that date.

(2)	Based on the closing price of $18.84 of a share of our non-voting common stock on December 31, 2010 as reported on The NASDAQ Global Market.

Option Exercises and Stock Vested

There were no options exercised by or stock vested for the Named Executive Officers during fiscal year 2010.

Nonqualified Deferred Compensation

The following table describes the contributions, earnings and balance at the end of fiscal year 2010 for each of the Named Executive Officers under our Officer Deferred Compensation Plan (“ODP”). For additional information regarding our ODP, see the heading “Officers Deferred Compensation Plan” in “Compensation Discussion and Analysis” above.

			Aggregate
			Earnings		Aggregate
	Executive	Registrant	(loss) in	Aggregate	Balance at
	Contributions in	Contributions in	Last Fiscal	Withdrawals/	Last Fiscal
	Last Fiscal Year	Last Fiscal Year	Year	Distributions	Year End
Name	($)	($)	($)	($)	($)
Al A. Gonsoulin(1)	0	0	0	0	0
Lance F. Bospflug(1)	0	0	0	0	0
Michael J. McCann	0	0	78,639	0	935,430
Richard A. Rovinelli	63,991	0	98,825	0	1,045,860
William P. Sorenson	0	0	25,259	0	631,810

(1)	Mr. Gonsoulin and Mr. Bospflug elected not to participate in the ODP.

The table below shows the investment choices available under the ODP and their annual rate of return for the calendar year 2010, as reported by the plan investment advisor.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Allianz OCC Renaissance A	20.5%	Managers Bond Fund	10.4%
Allianz OCC Target Fund A	23.6%	Managers Funds Short Dur Gov Fund	1.6%
Amer Funds Fund Inv F-1	14.0%	Nuveen Tradewinds Intl Val Fund A	13.4%
Amer Funds Grth Fund F	12.3%	Oakmark Fund A	12.2%
BlackRock Intl Bond A	5.1%	PIMCO Inv Gr Corp Bond Fund A	11.3%
Davis NY Venture Fund A	12.1%	PIMCO CommRealRetStr A	23.5%
DWS Core Fixed Income A	6.7%	PIMCO Foreign Bond Fund A	12.0%
Fidelity Adv Fltng Rate Inc Cls A	7.5%	PIMCO Short Term Fund Class A	1.6%
Fidelity Adv Short F/I T	3.5%	PIMCO Total Ret A	8.4%
First Eagle Global A	17.6%	PIMCO Real Ret A	7.3%
First Eagle US Value Fund	12.2%	Royce Premier Invt	26.5%
FT Templeton Global Bond A	12.7%	Thornburg Core Growth A	9.7%
Gabelli Equity Fund Class A	17.0%	Thornburg Intl Value A	13.7%
Gateway Fund A	4.8%	UBS PACE Money Market P	0.1%

Payments Upon Termination

During 2010, the Company entered into an agreement with William P. Sorenson, our Director of Corporate Business Development, in connection with his retirement. The agreement originally contemplated a retirement on December 31, 2010, but the agreement was subsequently amended to provide for his retirement at the close of business on January 3, 2011.

Under this agreement, Mr. Sorenson received a lump sum retirement benefit of two weeks pay for each year of service with our Company for a total of $321,271. The Company also agreed to pay 50% of the medical plan coverage elected by Mr. Sorenson for 18 months following his retirement and 50% of the applicable premium for coverage for Mr. Sorenson and one additional eligible family member thereafter until Mr. Sorenson is eligible for Medicare or is covered by another employer’s plan.

Mr. Sorenson has agreed

•	to maintain the confidentiality of our Company’s proprietary and confidential information and materials;

•	not to solicit customers or employees for two years; and

•	not to compete in the areas where our Company conducts business for two years.

In connection with his retirement, Mr. Sorenson also received a payment of $18,069 for accrued vacation and a payment of $78,300 in lieu of a 2010 annual incentive award and equity grant, which amount is included in the Summary Compensation Table as “All Other Compensation” for 2010.

$1 Million Pay Deductibility Cap.  Section 162(m) of the Internal Revenue Code limits our federal income tax deductions for compensation, other than qualified performance-based compensation, to $1 million for compensation paid to each of our most highly compensated executive officers. The Committee considers the tax deductibility of the executive compensation programs that it establishes, but may award compensation that is not fully tax deductible if it determines that such award is consistent with our philosophy and in the best interest of our Company and shareholders.

Equity Compensation Plan Information

The following table provides information about our common stock that may be issued under equity compensation plans as of December 31, 2010:

Number of Securities
Remaining Available For
Future Issuance Under
Equity Compensation
	Number of Securities to be	Weighted-Average	Plans (Excluding
	Issued Upon Exercise of	Exercise Price of	Securities Reflected
	Outstanding Options,	Outstanding Options	in the First
Plan Category	Warrants and Rights	Warrants and Rights	Column)(2)

Equity compensation plans approved by security holders	— (Voting) 162,732(1) (Non-Voting)	— (Voting) — (Non-Voting)	116,520 (Voting) 21,070 (Non-Voting)
Equity compensation plans not approved by security holders	—	—	—
Total	— (Voting) 162,732 (Non-Voting)	— (Voting) — (Non-Voting)	116,520 (Voting) 21,070 (Non-Voting)

(1)	Shares to be issued upon the vesting of restricted stock units granted under the PHI 1995 Incentive Compensation Plan.

(2)	Represents shares of the Company’s voting and non-voting stock available for issuance under the PHI 1995 Incentive Plan. These shares could be issued as restricted stock, restricted stock units or stock awards.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Arthur J. Breault, Jr., C. Russell Luigs, Richard H. Matzke and Thomas H. Murphy. No member of the Compensation Committee has ever been an officer or employee of PHI or any of our subsidiaries. In 2010, none of our executive officers served as a director or member of the compensation committee of another entity, where an executive officer served as a member of our Board or Compensation Committee.

Certain Transactions

Our Code of Ethics and Business Conduct Policy requires our directors and executive officers to avoid any situation that would create a conflict of interest unless approved in accordance with the Company’s Conflict of Interest Policy. Our Conflict of Interest Policy requires executive officers and directors to report potential conflicts of interest in writing to the Audit Committee. In addition, the Audit Committee’s charter requires it to review and approve all related party transactions of the Company, defined as those required to be disclosed under Item 404 of Regulation S-K. The Audit Committee approves conflicts of interest or related party transactions if it concludes that doing so is in the best interests of the Company and our stockholders. Our Code of Ethics and Business Conduct Policy is available on our website at www.phihelico.com.

We lease a facility from Mr. Al A. Gonsoulin, our Chairman and CEO, where we perform maintenance work for a customer. The lease rate is $6,500 per month. The building was leased for a one-year term with four one-year options, expiring October 31, 2011. This transaction was reviewed and approved by our audit committee, which is our procedure for any transaction between our Company and an executive officer or director.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of PHI’s Board is composed of four outside directors. It operates under a charter that is available at www.phihelico.com. The Board has made a determination that all members of the Audit Committee satisfy the requirements of the SEC and NASDAQ as to independence and are financially sophisticated within the meaning of the NASDAQ rules. The Board has also determined that it is not clear whether any member of the Audit Committee is an “audit committee financial expert” within the meaning of SEC rules, but the Board does not believe the presence of an audit committee financial expert is necessary in view of the overall financial sophistication of Committee members.

The Audit Committee reviewed in detail and discussed with management and the independent auditors, among other things, (i) all unaudited quarterly financial statements and all quarterly reports filed with the SEC on Form 10-Q in 2010; (ii) the annual audited financial statements and the annual report filed with the SEC on Form 10-K for fiscal year 2010; (iii) management’s quarterly and annual certifications regarding internal control over financial reporting and the independent auditors’ audit of internal control over financial reporting; and (iv) the matters required to be discussed with the independent auditors by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee also received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed with the independent auditors their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the 2010 fiscal year for filing with the SEC.

In accordance with the rules of the SEC, the foregoing information is not deemed to be “soliciting material,” or “filed” with the SEC or subject to its Regulation 14C, other than as provided in such rules, or to be subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

By the members of the Audit Committee:

Thomas H. Murphy, Chairman
Arthur J. Breault, Jr.
C. Russell Luigs
Richard H. Matzke

RELATIONSHIP WITH REGISTERED INDEPENDENT
PUBLIC ACCOUNTANTS

General

Our consolidated financial statements for 2009 and 2010 were audited by the firm of Deloitte & Touche, LLP, which was engaged for that purpose by the Audit Committee. Representatives of Deloitte & Touche, LLP are not expected to be present at the Meeting.

The Audit Committee has selected Deloitte & Touche, LLP as PHI’s independent registered public accounting firm for the fiscal year ending December 31, 2011, subject to ratification by PHI’s stockholders at the Meeting.

Fees

The following is a summary of the fees billed to PHI and its subsidiaries by Deloitte & Touche, LLP for professional services rendered.

	Year Ended December 31,
	2010		2009
Fee Category	Amount	Percentage	Amount	Percentage

Audit fees(1)	$879,100	25%	$708,000	78%
Audit-related fees(2)	167,716	5%	100,525	11%
Tax fees(3)	118,600	3%	95,000	11%
All other fees(4)	2,291,825	66%	—	0%

Total fees	$3,457,241	100%	$903,525	100%

(1)	Audit fees include the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Form 10-Qs, fees for services that normally would be provided in connection with statutory and regulatory filings or engagements and services that generally only the independent accountant reasonably can provide. The audit fees for fiscal year 2010 include $158,100 in connection with the offering of our 8.625% Senior Notes due 2018. The audit fees also include $13,000 in connection with review of an SEC comment letter.

(2)	Audit-related fees include assurance and related services reasonably related to the performance of the audit or review, and for 2009 and 2010 included fees related to employee benefit plan audits, and accounting consultations.

(3)	Tax fees include tax compliance, advice and planning services, and for 2009 and 2010 included assistance in the preparation of federal and state tax returns and related advice regarding tax compliance.

(4)	All other fees consisted of a cost study performed by management with the assistance of Deloitte & Touche, LLP.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

All audit and permissible non-audit services provided by the independent auditors are pre-approved by PHI’s Audit Committee. These services may include audit services, audit-related services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of service and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During 2009 and 2010, all audit and non-audit services provided by Deloitte & Touche, LLP were pre-approved by PHI’s Audit Committee, and the Audit Committee determined that the provision of the non-audit services was compatible with maintaining Deloitte & Touche’s independence.

OTHER MATTERS

Quorum and Voting

The presence, in person or by proxy, of a majority of the Company’s total voting power is necessary to constitute a quorum. Stockholders voting or abstaining from voting by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, the election of directors will be determined by plurality vote. The proposal to ratify the appointment of our independent registered public accounting firm will require approval of holders of a majority of the Company’s total voting power.

The Board does not know of any matters to be presented at the Meeting other than those described herein. For directions to be able to attend the meeting and vote in person, call 337-235-2452.

Stockholder Proposals

The Company’s by-laws state that for any business to be properly brought before the annual meeting, notice of the proposal must be received by the Company no later than the close of business on the 60th day nor earlier than the close of business on the 90th day before the first anniversary of the preceding year’s annual meeting. In regard to the 2012 annual meeting, this provision will require notice between February 2, 2012 and March 6, 2012. If, however, the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholders to be timely must be so delivered not earlier than the close of business on the 90th day before such annual meeting and not later than the close of business on the later of the 60th day before such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

This notice must set forth (a) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholders and the beneficial owner, if any, on whose behalf the proposal is made; and (b) as to the stockholders giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (i) the name and address of such stockholders, as they appear on the Company’s books, and of such beneficial owner and (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholders and such beneficial owner.

By Order of the Board of Directors

Michael J. McCann
Secretary

Lafayette, Louisiana
April 15, 2011